EXHIBIT 10.28

ANSYS, INC.
NOTICE OF GRANT OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

    ANSYS, Inc. (the “Company”) hereby grants to the Participant the target number of performance-based Restricted Stock Units (“PRSUs”) set forth below under the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The PRSUs are subject to all of the terms and conditions in this Notice of Grant of Performance-Based Restricted Stock Units (this “Grant Notice”), in the Performance-Based Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or Agreement and the Plan, the terms of the Plan shall govern.

Participant:	__________________
Type of Grant:	Performance-based Restricted Stock Units
Date of Grant:	____________, 20__
Total Target Number of PRSUs:	_____________ PRSUs
Performance Period:	January 1, 20__ through December 31, 20__
Potential Payout %:	From 0% to 200%
Vesting Terms:
Subject to the terms and conditions set forth in the Agreement and in the Statement of Performance Goals, the PRSUs shall become earned (“Earned PRSUs”) to the extent that the performance goals for the PRSUs are achieved, as set forth or contemplated in the Statement of Performance Goals, provided (except as otherwise provided in the Agreement) that the Participant has remained in continuous employment with the Company or a Subsidiary through the last day of the Performance Period.

ANSYS, INC.

Performance-Based Restricted Stock Units Agreement

ANSYS, Inc. (the “Company”) has granted, pursuant to the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Performance-Based Restricted Stock Units (the “Grant Notice”) to which this Performance-Based Restricted Stock Units Agreement is attached (together with the Grant Notice, the “Agreement”) an award of performance-based Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Grant Notice, or, if not defined therein, then in the Plan.
2.    Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Participant’s country (for Participants outside the United States only) set forth in any attached Appendix that would form part of this Agreement, and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the target number of performance-based Restricted Stock Units set forth in the Grant Notice (the “PRSUs”). Each earned and vested PRSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement, the Plan and the achievement of the Performance Objectives approved by the Committee.
3.    Restrictions on Transfer of PRSUs. Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such PRSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.    Vesting of PRSUs.
(a)    General Rule. The PRSUs shall be subject to the terms of the Statement of Performance Goals provided to the Participant with respect to the PRSUs and approved by the Committee. As set forth in the Grant Notice, Earned PRSUs will be determined for the PRSUs in accordance with the Statement of Performance Goals on the date on which the Committee determines the level of attainment of the performance goals for the PRSUs (the “Determination Date”). The Determination Date for the PRSUs shall occur no later than 2 ½ months after the end of the Performance Period. Provided that the Participant remains continuously employed with the Company or a Subsidiary through the last day of the Performance Period (the period from the Date of Grant through the last day of the Performance Period, the “Service Period”), the total Earned PRSUs shall vest on the Determination Date. Any PRSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Service Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
(b)    Special Circumstances. Notwithstanding Section 4(a) above and except as otherwise provided in an agreement between the Company and the Participant or in any plan or arrangement in which the Participant is a participant, if a Change in Control occurs and/or the Participant ceases to be employed by the Company or a Subsidiary prior to the end of the Service Period under certain circumstances, the PRSUs shall be forfeited or become vested, nonforfeitable and payable to the Participant, as applicable, pursuant to the terms of Section 12 of the Plan. For purposes of Section 12 of the Plan, the PRSUs will be treated in the same manner as Performance Shares.
5.    Form and Time of Payment of PRSUs.
(a)    Payment for the PRSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of shares of Common Stock.
(b)    Except as otherwise provided in Section 5(c), payment of the PRSUs shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.
(c)    To the extent the PRSUs become vested pursuant to Section 12(e)(i) or 12(e)(iii) of the Plan, payment of the PRSUs shall be made within 30 days following the date of such vesting.
(d)    In all events, payment for the PRSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code.
(e)    The Company’s obligations to the Participant with respect to the PRSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such PRSUs.
6.    Dividend Equivalents; Voting and Other Rights.
(a)    The Participant shall have no rights of ownership in the shares of Common Stock underlying the PRSUs and no right to vote the shares of Common Stock underlying the PRSUs until the date on which the shares of Common Stock underlying the PRSUs are issued or transferred to the Participant pursuant to Section 5 above.

(b)    From and after the Date of Grant and until the earlier of (i) the time when the PRSUs become vested and nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the PRSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per PRSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the PRSUs to which they relate are settled.
(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.    Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment, including as provided in Section 11 of the Plan.
8.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Participant of Common Stock or any other payment to the Participant or any other payment or vesting event under this Agreement, the Participant agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law as a result of the settlement of the PRSUs in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. The shares so retained shall be credited against any such withholding requirement at the market value of such shares of Common Stock on the date of such deemed delivery (and, if not a business day, on the business day immediately preceding such day). In no event will the market value of the Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes or other amounts required to be withheld. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.    Non-Competition; Non-Solicitation; Company Information. As additional consideration for the PRSUs granted to the Participant, the Participant hereby agrees that if he or she engages for any reason, directly or indirectly, whether as owner, part-owner, stockholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its Subsidiaries in any one or more of the following activities:
(a)    at any time during his or her employment with the Company or any Subsidiary (the “Employment Period”) and for a period of one year after the termination of his or her employment with the Company or any Subsidiary no matter what the cause of that termination (the “Post-Employment Period”), the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during the Employment Period, as evidenced by the books and records of the Company, and which take place in the United States; provided that the restrictions set forth in this Section 10(a) for the Post-Employment Period shall not apply to any Participant who is a California-based employee;
(b)    at any time during the Employment Period or thereafter, the use of any of the Company’s or its subsidiaries’ Confidential Information or trade secrets, as defined by law, knowledge of which was acquired by the Participant as an employee of the Company and its Subsidiaries; or
(c)    during the Employment Period and/or Post-Employment Period, any activity for the purpose of inducing, soliciting, encouraging, or arranging for the employment or engagement by anyone other than the Company and its Subsidiaries of any employee, officer, director, agent, consultant, Customer, or sales representative of the Company and its Subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its Subsidiaries of their services or place them in a conflict of interest with the Company and its Subsidiaries;
then (i) the PRSUs shall be forfeited effective on the date on which he or she first engages in such activity, unless terminated sooner by operation of any other term or condition of this Agreement or the Plan, and (ii) all shares of Common Stock issued or transferred to the Participant pursuant to this Agreement shall become immediately due and payable by the Participant to the Company and if such shares of Common Stock have been sold by the Participant, an amount equal to the proceeds from such sale shall become immediately due and payable by the Participant to the Company. The Participant acknowledges and agrees that the activities set forth in this Section 10 (a), (b) and (c) are adverse to the Company’s interests, and that it would be inequitable for the Participant to benefit from the PRSUs should the Participant engage in any such activities during or within one year after termination of his or her employment with the Company. The Participant acknowledges and agrees that the rights and remedies set forth in this Section 10 are in addition to and are not intended to limit any other rights or remedies the Company may have available to it, both during and at any time after the termination of the Participant’s employment with the Company, including without limitation, any rights or remedies the Company may have under the ANSYS Intellectual Property Protection Agreement or other similar agreements.
The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its Subsidiaries.
The restrictions in this Section 10 do not supersede, and are in addition to, restrictive covenants contained in any other form of agreement, such as an employment agreement, between the Company and the Participant, to the extent enforceable pursuant to the terms of the other agreement.
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Furthermore, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
11.    Mandatory Arbitration. The Participant and the Company agree that any dispute or claim arising out of or in any way related to (a) the Participant’s employment with the Company, and/or (b) this Agreement or any breach hereof, the PRSUs, the Plan and/or any actions taken under the Plan, to the fullest extent permitted by law, shall be submitted to and resolved by confidential, binding arbitration by a single, neutral arbitrator. The arbitration shall be held in the county where the Company has an office at which the Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. The arbitration shall be administered by and under the auspices of JAMS in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com/rules-employment). Arbitrator selection and discovery shall be conducted pursuant to the JAMS Rules. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based, which shall be final and binding and judgment thereon may be entered in any court of competent jurisdiction. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the administrative, filing and forum costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Except as otherwise provided by law or in the arbitrator’s ruling, each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff, claimant or class member in any purported class action, collective action or other representative proceeding, or otherwise seeking to represent the interests of any other person. This agreement to arbitrate shall survive any separation of the Participant’s employment. Notwithstanding the foregoing, nothing herein or otherwise shall preclude the Company from pursuing a court action for the purpose of obtaining a temporary restraining order or other injunctive relief to enforce any restrictive covenants the Participant has with or for the benefit of the Company. This mandatory arbitration provision does not apply to residents of California.
12.    General Release of Claims by the Participant.
(a)    As a condition of and in consideration for the promises made by the Company herein, including without limitation to provide the award hereunder, the Participant hereby knowingly and voluntarily releases and discharges to the fullest extent permitted by law the Company and its past, present and future parents, subsidiaries, affiliates, and related entities, any and all of its or their past, present or future directors, stockholders, officers, executives, employees, and/or agents, and/or its and their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims and causes of action whatsoever, in law or in equity, known or unknown, which the Participant ever had, has or may have against the Company and/or any or all of the other Company Releasees for, upon, or by reason of any matter whatsoever up to the date on which the Participant accepts this Agreement (individually and collectively, “Claims”). The parties intend the foregoing to be a general release of any and all Claims to the fullest extent permissible by law. Notwithstanding the foregoing, nothing herein is a release by the Participant of (A) any rights or Claims with respect to accrued and vested benefits and/or previously awarded equity interests, subject in each instance to the terms and conditions of any applicable plan, grant, and/or agreement pertaining to such benefits, awards or interests and applicable law, (B) any rights or Claims arising under or to enforce this Agreement, or (C) any rights or Claims that, under applicable law, cannot lawfully be released by private agreement or otherwise.
(b)    FOR CALIFORNIA RESIDENTS ONLY: In granting the foregoing release, the Participant acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provision of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of said California Civil Code section, the Participant hereby expressly waives any rights the Participant may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.

(c)    Nothing contained in this Agreement (including the foregoing general release) limits the Participant’s ability to file a charge or complaint with any federal, state or local governmental agency, commission or regulatory entity (a “Government Agency”). If the Participant files any charge or complaint with any Government Agency, if any Government Agency pursues any charge or claim on the Participant’s behalf, or if any other third party pursues any claim or charge on the Participant’s behalf, the Participant waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that nothing in this Agreement limits any right the Participant may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Participant represents that he/she is not aware of any unlawful conduct or violations of any federal, state or local law, rule or regulation by the Company and/or any other Company Releasees or any basis to bring a charge or complaint to any Government Agency.
(d)    The Participant is advised by the Company to consult with an attorney in connection with this Agreement. The Participant understands that as part of his/her agreement to release Claims against the Company and the other Company Releasees, the Participant is releasing Claims for age discrimination under the federal Age Discrimination in Employment Act (the “ADEA”). ACCORDINGLY, THE PARTICIPANT HAS THE RIGHT, AND ACKNOWLEDGES THAT HE/SHE HAS BEEN GIVEN THE OPPORTUNITY, TO REVIEW AND CONSIDER THIS AGREEMENT FOR A PERIOD OF TWENTY-ONE (21) DAYS FROM THE PARTICIPANT’S RECEIPT OF THIS AGREEMENT BEFORE SIGNING IT (THE “REVIEW PERIOD”). To accept this Agreement and the award granted hereunder, the Participant must accept the agreement online via his/her E*TRADE employee stock plan account at any time before the end of the Review Period. If the Participant accepts this Agreement before the end of the Review Period, the Participant acknowledges that such decision was voluntary and that he/she had the opportunity to consider this Agreement for the full Review Period. For the period of seven (7) days from the date when the Participant accepts this

Agreement, the Participant has the right to revoke this Agreement by written notice via email to human-resources@ansys.com and addressing stock administration, provided such notice is delivered so that it is received at or before the expiration of the 7-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. If timely accepted and not revoked by the Participant prior to the end of the revocation period, this Agreement shall become effective on the first business day following the expiration of the revocation period. If not timely accepted or if (after timely acceptance) the Participant revokes prior to the expiration of the revocation period, this Agreement shall not become effective and the Participant will not be entitled to or receive the award granted hereunder and/or such award shall be rescinded.
13.    Clawback.
(a)    The Committee shall have the authority to unilaterally terminate the PRSUs and/or cause some or all of the proceeds relating to the PRSUs that have been received by the Participant to become immediately due and payable by the Participant to the Company upon the occurrence of any of the following events:
(i)    the Participant’s violation of Section 10 of this Agreement;
(ii)    the material restatement of the Company’s financial statements due to misconduct by the Participant; or
(iii)    the material restatement of the Company’s financial statements that results in the Participant receiving more compensation under the PRSUs than the Participant would have received absent the incorrect financial statements.
The determination of whether any of the foregoing events has occurred and the extent of the application of this Section 13(a) to the Participant and the PRSUs shall be determined by the Committee in its sole discretion.

(b)    Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of any clawback or recoupment policy applicable to this award, including any such policy set forth in the Company’s Corporate Governance Guidelines, as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

14.    Additional Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Confidential Information” means all non-public confidential and proprietary information owned by, possessed by, or in the control of the Company, including: ideas, research and development, know-how, manufacturing and production processes and techniques; technical data, designs, drawings, and specifications; customer and supplier lists, pricing and cost information; business and marketing plans and proposals; algorithms, industrial models, architectures, layouts, and “look-and-feel;” designs, specifications, methodologies, software or software applications (including source code, object code, other executable code, scripts, interfaces, data, databases, websites, firmware and related documentation), artwork, and other works of authorship; technologies, processes, inventions, ideas, know-how, improvements, discoveries, developments, designs and techniques; information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, contracts, prices and costs, suppliers and customers; information regarding Participant evaluations and Participant performance; and information regarding the skills and compensation of developers of the Company. Notwithstanding the other provisions of this Agreement, nothing received by the Participant will be considered to be Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by the Participant from a third party without confidentiality limitations; (iii) it has been independently developed by the Participant having no access to the Confidential Information; or (iv) it was known to the Participant before being first received from the Company.
(b)    “Customer” means any customer of the Company in the two-year period prior to the end of the Employment Period, including potential customers which the Company was actively pursuing.
15.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the PRSUs.
16.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance,

promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
17.    No Right to Future Awards or Employment. The grant of the PRSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PRSUs and any related payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or adjust the compensation of the Participant.
18.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
19.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant’s rights with respect to the PRSUs without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
20.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
21.    Relation to Plan. The PRSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
22.    Data Privacy. Collection and use of the Participant’s personal data, as well as any personal data belonging to the Participant’s permitted beneficiaries hereunder, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan shall be processed by Company in accordance with the ANSYS Global Data Protection Notice. Additional details about the types of personal data used to administer the Plan, including, where applicable, the Company’s policies on sharing of personal data with third-party service providers and cross-border data transfer, may be found in the Global Data Protection Notice.
23.    Nature of Grant. In accepting the PRSUs, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants;
(c)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(d)    the PRSUs and the Participant’s participation in the Plan shall not be interpreted as forming an employment contract with the Company;
(e)    the Participant is voluntarily participating in the Plan;
(f)    the PRSUs and any shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(g)    the PRSUs and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(h)    the future value of the shares of Common Stock underlying the PRSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of the Participant’s employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the PRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

(k)    neither the employer, the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to settlement of the PRSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
24.    Language. If the Participant has received this Agreement, or any other document related to the PRSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the grant and PRSUs shall also be subject to the special terms and conditions set forth in the International Appendix attached as Appendix A to this Agreement for the Participant’s country, if applicable. Moreover, if the Participant relocates to one of the countries included in the International Appendix, the special terms and conditions for such country will apply to the Participant to the extent that the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The International Appendix attached hereto as Appendix A constitutes part of this Agreement.
26.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
27.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. The Participant hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for any lawsuit filed arising from or related to this Agreement and further agrees not to challenge the jurisdiction or venue in any suit filed in the state or federal courts of the Commonwealth of Pennsylvania.
28.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
29.    Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

30.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

THE FOREGOING AWARD IS HEREBY ACCEPTED AND THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE HEREBY AGREED TO BY THE PARTICIPANT. BY ACCEPTING THIS AWARD PURSUANT TO THE COMPANY’S INSTRUCTIONS (INCLUDING THROUGH AN ONLINE ACCEPTANCE PROCESS), THE PARTICIPANT ACKNOWLEDGES THE FOLLOWING: (A) THE PARTICIPANT HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND CONDITIONS; (B) THE PARTICIPANT CAN PRINT OUT AND KEEP A COPY OF THIS AGREEMENT; (C) THE PARTICIPANT IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY OF THE PARTICIPANT’S CHOICE BEFORE ACCEPTING THIS AGREEMENT; (D) THE PARTICIPANT HAS BEEN AFFORDED AND HAS HAD A FULL AND REASONABLE OPPORTUNITY AND PERIOD OF TIME OF AT LEAST 21 DAYS TO CONSIDER THE TERMS AND CONDITIONS OF THIS AGREEMENT; (E) THE PARTICIPANT FULLY UNDERSTANDS THE MEANING AND SIGNIFICANCE, AND CONSEQUENCES, OF ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE GENERAL RELEASE GIVEN BY THE PARTICIPANT IN THIS AGREEMENT); (F) THE PARTICIPANT IS ACCEPTING THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF THE PARTICIPANT’S OWN FREE WILL AND WITH THE INTENT TO BE FULLY BOUND HEREBY; (G) THE PARTICIPANT HAS AGREED TO USE AN ELECTRONIC METHOD OF SIGNATURE TO DEMONSTRATE ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (H) THE PARTICIPANT’S ELECTRONIC SIGNATURE IS AS LEGALLY BINDING AS AN INK SIGNATURE.